EXHIBIT 12
       1.

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                             THE BANK OF NEW YORK COMPANY, INC.
                       Ratios of Earnings to Fixed Charges and Ratios
                          of Earnings to Combined Fixed Charges
                              and Preferred Stock Dividends
                             For The Years Ended December 31

EARNINGS                           1993      1992     1991     1990     1989
- --------                           ----      ----     ----     ----     ----
                                              (Dollars in millions)

Income Before Income Taxes       $  886   $   588   $  208   $  430    $  137
Fixed Charges, Excluding
 Interest on Deposits               340       346      378      816       973
                                 ------   -------   ------   ------    ------
Income Before Income Taxes
  and Fixed Charges Excluding
  Interest on Deposits            1,226       934      586    1,246     1,110
Interest on Deposits                701     1,005    1,794    2,489     2,575
                                 ------   -------   ------   ------    ------

Income Before Income Taxes
  and Fixed Charges, Including
  Interest on Deposits           $1,927   $ 1,939   $2,380   $3,735    $3,685
                                 ======   =======   ======   ======    ======

FIXED CHARGES
- -------------

Interest Expense, Excluding
  Interest on Deposits          $  305   $  315    $  346   $  782    $ 936
One-Third Net Rental Expense*       35       31        32       34       37
                                ------   ------    ------   ------    -----
Total Fixed Charges, Excluding
 Interest on Deposits              340      346       378      816      973
Interest on Deposits               701    1,005     1,794    2,489    2,575
                                ------   ------    ------   ------    -----
Total Fixed Charges, Including
 Interest on Deposits           $1,041   $1,351    $2,172   $3,305   $3,548
                                ======   ======    ======   ======   ======

PREFERRED STOCK DIVIDENDS,
 PRE-TAX BASIS                  $   40   $   50    $   51   $   47   $   51
- ------------------------------  ======   ======    ======   ======   ======

EARNINGS TO FIXED CHARGES RATIOS
- --------------------------------

Excluding Interest on Deposits    3.61x    2.70x     1.55x    1.53x    1.14x
Including Interest on Deposits    1.85     1.44      1.10     1.13     1.04

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
- ----------------------------------

Excluding Interest on Deposits    3.23     2.36      1.37     1.44     1.08
Including Interest on Deposits    1.78     1.38      1.07     1.11     1.02


*The proportion deemed representative of the interest factor.

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